Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of American Access Technologies, Inc. of our report dated January 30, 2005, except for the fifth paragraph of Note 1 as to which the date is February 3, 2005, and the fifth paragraph of Note 14 as to which the date is February 18, 2005 with respect to the consolidated financial statements of American Access Technologies, Inc. and Subsidiary contained in the Annual Report on Form 10-KSB which was previously filed by American Access Technologies, Inc. on March 23, 2005. We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/ Rachlin Cohen & Holtz LLP
Rachlin Cohen & Holtz LLP

Fort Lauderdale, Florida
July 11, 2005